Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-8 of Advanced Environmental Recycling Technologies, Inc. of our report dated March 16, 2007 relating to our audits of the financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.
Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expressed an opinion that management’s assessment that Advanced Environmental Recycling Technologies, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, our report expressed an opinion that Advanced Environmental Recycling Technologies, Inc. had not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by COSO.
We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.
     /s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP
August 22, 2007
Tulsa, Oklahoma